Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 9 DATED JUNE 8, 2016
TO THE PROSPECTUS DATED FEBRUARY 17, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated February 17, 2016, as supplemented by supplement no. 5 dated April 26, 2016, supplement no. 6 dated April 26, 2016, supplement no. 7 dated May 12, 2016 and supplement no. 8 dated May 23, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the status of the offering.
Status of the Offering
We commenced offering shares of our Class T common stock in this initial public offering on February 16, 2016. As of June 8, 2016, we had received subscriptions for Class T shares which resulted in ownership of the Class T shares by 100 or more persons who are independent of us and one another. Accordingly, we have broken escrow with respect to subscription payments for the purchase of Class T shares received from Benefit Plan investors.  Benefit Plan investors subscribing to purchase Class T shares should now make their checks payable to “KBS Strategic Opportunity REIT II, Inc.”

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